Exhibit 99.1

Contact:	Thomas J. Sargeant	Alaine S. Walsh
	Chief Financial Officer	Director of Investor Relations
	AvalonBay Communities, Inc.	AvalonBay Communities, Inc.
	703-317-4635	703-317-4632
For Immediate Release
AVALONBAY COMMUNITIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005 OPERATING RESULTS AND PROVIDES 2006 FINANCIAL OUTLOOK
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended December 31, 2005 was $94,554,000, resulting in Earnings per Share — diluted (“EPS”) of $1.26 compared to $1.52 for the comparable period of 2004, a per share decrease of 17.1%. The decrease is primarily attributable to differences in the timing and volume of disposition activity in the fourth quarter of 2005 and the fourth quarter of 2004.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended December 31, 2005 was $70,109,000, or $0.93 per share compared to $64,818,000, or $0.88 per share for the comparable period of 2004, a per share increase of 5.7%. The increase in FFO per share for the fourth quarter of 2005 as compared to the fourth quarter of 2004 is primarily attributable to contributions from newly developed communities and improved community operating results.
During the fourth quarter of 2005, Established Communities rental revenue increased 5.2% as compared to the fourth quarter of 2004 or 5.7% with concessions on a cash basis, and operating expenses increased 3.7%. Accordingly, Net Operating Income increased resulting in a 6.0% in the fourth quarter of 2005 as compared to the fourth quarter of 2004.
Full Year 2005 Summary
Highlights for the year ended December 31, 2005 as compared to 2004 include:
•	An increase in EPS to $4.21 from $2.92, a per share increase of 44.2%, and an increase in FFO per share to $3.77 from $3.36, a per share increase of 12.2%.

•	Strengthening apartment market fundamentals, leading to the strongest Established Communities revenue and NOI growth in four years. Established Communities rental revenue increased 3.6% (or 4.1% with concessions on a cash basis), operating expenses increased 2.4% and NOI increased 4.2%.

•	An increase in the Company’s development activity to $4.0 billion, of which $1.0 billion is currently under construction, and an additional $3.0 billion of Development Rights are in the entitlement stage.

•	Dispositions of seven apartment communities, a regional office building and three land parcels totaling $382.7 million. The weighted average Initial Year Market Cap rate on the sale of the apartment communities was 3.8%, and the Unleveraged IRR was 18.0% over an eight-year holding period.

•	Acquisitions by the AvalonBay Value Added Fund, L.P. totaling $99.9 million at a weighted average Initial Year Market Cap Rate of approximately 5.0% with an expected weighted average Post-Renovation Yield of approximately 5.8%.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO said, “2005 was a successful year for AvalonBay. Revenue and NOI growth from communities accelerated throughout 2005. We increased development activity, ending the year with $4.0 billion under construction and in planning, and we achieved the largest increase in FFO per share since 2000. Looking ahead, we are well positioned for continued earnings growth at levels that support additional dividend growth. Recognizing thus, our Board voted to increase the dividend 9.8% for the first quarter 2006.”
2006 Financial Outlook
Sustained job growth, limited new supply and declining home affordability contributed to strengthening apartment fundamentals in 2005. Third-party economic forecasts suggest job growth in the Company’s markets of 1.7%, supporting additional apartment rental demand in 2006. The Company expects this job growth, combined with expected low levels of new apartment supply, to result in favorable apartment market fundamentals in 2006.
Projected EPS is expected to be within a range of $3.46 to $3.66 for the full year 2006, and is impacted by management’s expectation for lower gains on asset sales as a result of fewer dispositions.

The Company expects 2006 Projected FFO per share to increase to a range of $3.95 to $4.15 as compared to $3.77 for the full year 2005, resulting in an increase in Projected FFO per share of approximately 7.4% at the mid-point of the range. Adjusting for the net impact of $0.10 of non-routine items in 2005, the Company expects 2006 Projected FFO per share growth of 10.4% at the mid-point of the range.
Management expects the increase in Projected FFO per share for the full year 2006 as compared to 2005 to be driven primarily by: (i) growth in NOI from Established Communities of approximately 6.0% to 7.0%; (ii) an increase in NOI from development and redevelopment; and (iii) lower net interest expense.
For the first quarter of 2006, the Company expects Projected EPS within a range of $1.25 to $1.30. The Company expects Projected FFO per share for the first quarter of 2006 within a range of $0.93 to $0.97. Adjusting for the net impact of $0.07 of non-routine items included in the Company’s first quarter 2005 FFO per share of $0.96, Projected FFO per share growth in the first quarter of 2006 is expected to be 6.7% at the mid-point of the range.
The Company’s 2006 financial outlook is based on a number of assumptions and estimates. These assumptions and estimates are described more fully in the Company’s Full Release and Attachments (as described below under the section titled, Earnings Release and Attachments).
Earnings Conference Call
The Company will hold a conference call on January 25, 2006 at 1:00 PM EST to review and answer questions about these results and projections, the earnings release attachments described below and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally. To hear a replay of the call, which will be available from January 25, 2006 until February 1, 2006, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 3529723.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
First Quarter 2006 Conference Schedule
The Company is scheduled to present at the Citigroup 2006 REIT CEO Conference in Palm Beach, FL on Tuesday, March 7, 2006 at 11:00 AM EST. Management’s presentation will be followed by a question and answer session during which management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. The Company’s presentation will be accessible via a dial-in phone number which will be available on the Company’s website at http://www.avalonbay.com/events beginning March 6, 2006.
Earnings Release and Attachments
In addition to this release, the Company also publishes a complete discussion of its fourth quarter and full year 2005 operating results and its 2006 financial outlook (“the Full Release”) and Earnings Release Attachments (“the Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity and projections. The Full Release and the Attachments are considered a part of this release and are available via AvalonBay’s website at http://www.avalonbay.com/earnings and via e-mail distribution. The ability to access the Full Release and the Attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at the following website address: http://www.adobe.com/products/acrobat/readstep.html.
Definitions and Reconciliations
The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 1, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:
•	FFO

•	Projected FFO

•	Established Communities

•	Development Rights

•	NOI

•	Rental Revenue with Concessions on a Cash Basis

•	Initial Year Market Cap Rate

•	Post-Renovation Yield

•	Unleveraged Internal Rate of Return
About AvalonBay Communities, Inc.
As of December 31, 2005, AvalonBay owned or held an ownership interest in 158 apartment communities containing 45,474 apartment homes in ten states and the District of Columbia, of which 15 communities were under construction and two communities were under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; development, redevelopment and/or lease-up delays may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its financial outlook for the first quarter and full year 2006. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may differ from the format and extent of the information contained in this release.

Attachment 1
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2005	2004	2005	2004

Net income	$96,729	$114,069	$322,378	$219,745
Dividends attributable to preferred stock	(2,175)	(2,175)	(8,700)	(8,700)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	41,799	39,285	162,019	157,988
Minority interest, including discontinued operations	292	927	1,363	3,048
Cumulative effect of change in accounting principle	—	—	—	(4,547)
Gain on sale of previously depreciated real estate assets	(66,536)	(87,288)	(195,287)	(121,287)

FFO attributable to common stockholders	$70,109	$64,818	$281,773	$246,247

Average shares outstanding — diluted	75,132,561	74,050,732	74,759,318	73,354,956

EPS — diluted	$1.26	$1.52	$4.21	$2.92

FFO per common share — diluted	$0.93	$0.88	$3.77	$3.36

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2006 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) — Q1 06	$1.25	$1.30
Projected depreciation (real estate related)	0.53	0.57
Projected gain on sale of operating communities	(0.85)	(0.90)

Projected FFO per share (diluted) — Q1 06	$0.93	$0.97

Projected EPS (diluted) — Full Year 2006	$3.46	$3.66
Projected depreciation (real estate related)	2.19	2.23
Projected gain on sale of operating communities	(1.70)	(1.74)

Projected FFO per share (diluted) — Full Year 2006	$3.95	$4.15

Copyright © 2006 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1 (continued)
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company owns land to develop a new community. The dollar amount for Development Rights represents the Total Capital Cost if the rights were developed as anticipated.
Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2005, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2004 and are not conducting or planning to conduct substantial redevelopment activities within the current year. The number of Established communities was adjusted during the fourth quarter of 2005 to reflect changes in the Company’s disposition program. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Stabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development.
NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of real estate assets, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2005	2004	2005	2004

Net income	$96,729	$114,069	$322,378	$219,745
Property management and other indirect operating expenses	8,079	7,287	31,243	27,956
Corporate-level other income	(1,136)	(168)	(4,568)	(1,344)
Investments and investment management	1,460	1,207	4,834	4,690
Interest expense, net	31,076	33,425	127,099	131,103
General and administrative expense	6,483	4,976	25,761	18,074
Joint venture income, minority interest and venture partner interest in profit-sharing	86	(733)	(5,717)	228
Depreciation expense	41,341	38,276	158,822	151,991
Cumulative effect of change in accounting principle	—	—	—	(4,547)
Gain on sale of real estate assets	(66,398)	(87,288)	(199,766)	(122,425)
Income from discontinued operations	(2,767)	(5,179)	(14,942)	(21,134)

NOI from continuing operations	$114,953	$105,872	$445,144	$404,337

Established:
Northeast	$28,385	$27,351	$111,734	$107,941
Mid-Atlantic	12,723	11,820	48,613	46,775
Midwest	1,613	1,490	6,627	6,189
Pacific NW	4,895	4,432	19,312	17,874
No. California	25,556	24,013	99,769	96,432
So. California	9,058	8,484	35,319	33,111

Total Established	82,230	77,590	321,374	308,322

Other Stabilized	13,163	13,333	50,621	46,835
Development/Redevelopment	19,560	14,949	73,149	49,180

NOI from continuing operations	$114,953	$105,872	$445,144	$404,337

Copyright © 2006 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1 (continued)
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of December 31, 2005). A reconciliation of NOI from communities sold or held for sale to net income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2005	2004	2005	2004

Income from discontinued operations	$2,767	$5,179	$14,942	$21,134
Interest expense, net	—	81	—	525
Minority interest expense	—	—	—	37
Depreciation expense	217	2,070	3,241	10,676

NOI from discontinued operations	$2,984	$7,330	$18,183	$32,372

NOI from assets sold	$786	$5,205	$9,501	$23,978
NOI from assets held for sale	2,198	2,125	8,682	8,394

NOI from discontinued operations	$2,984	$7,330	$18,183	$32,372

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2005	2004	2005	2004
Rental revenue (GAAP basis)	$120,824	$114,834	$472,367	$455,844
Concessions amortized	3,866	4,797	17,102	19,127
Concessions granted	(2,450)	(4,021)	(14,835)	(18,891)

Rental revenue (with concessions on a cash basis)	$122,240	$115,610	$474,634	$456,080

% change — GAAP revenue		5.2%		3.6%

% change — cash revenue		5.7%		4.1%

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 to $300 per apartment home, divided by the gross sales price for the community. The gross sales price is adjusted for transaction costs and deferred maintenance in determining the Initial Year Market Capitalization Rate for acquisitions. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% to 3.5%. The Initial Year Market Cap Rate which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Capitalization Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Capitalization Rate is weighted based on the gross sales price of each community (for dispositions) and on the expected total investment in each community (for acquisitions).
Post-Renovation Yield is defined as Projected NOI, following renovation, of a single community divided by the total expected investment in each community following completion of renovation. Post-Renovation Yield and Projected NOI are forward-looking statements, and actual results may differ if the cost or duration of renovation is greater than

Copyright © 2006 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1 (continued)
expected, the Company does not achieve expected rents, or operating expenses for the community are greater than expected.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Copyright © 2006 AvalonBay Communities, Inc. All Rights Reserved